Exhibit 99.1

RealPage Leases 400,000 square feet Corporate Headquarters
Expects to reduce global facilities cost per seat approximately 20 percent by 2017

CARROLLTON, Texas (TBD) - RealPage, Inc. (NASDAQ:RP), a leading provider of on-demand software and software-enabled services to the rental housing industry, today announced it has leased a new corporate headquarters facility in Richardson, a suburb of Dallas, Texas. The new facility is intended to increase seat capacity for long-term employee growth, consolidate remote facilities, improve collaboration efficiency between offices around the world, and reduce the growth of facilities costs over time.

RealPage’s new headquarters will increase total worldwide office space, but is expected to reduce the company’s global facilities cost per seat by as much as 20 percent by 2017. The new lease will begin in September 2016 and expire in 2028, with two five-year options to renew. In conjunction with the expanded headquarters location, the company is reducing its real estate footprint in certain less efficient locations accumulated over time through acquisitions. Ultimately, the company expects that the headquarters move and the consolidation of remote facilities will result in lower average labor and occupancy cost per employee, as well as increased total office square footage and seat capacity.

Comments on the news

Steve Winn, Chairman and CEO of RealPage
“We have a long history in the Dallas area, and this move to consolidate RealPage’s corporate headquarters in the Richardson Telecom Corridor® ensures that we will continue to call Dallas and Richardson our home for many years to come. We are designing our new headquarters to improve collaboration and workflow across our global workforce, and in the future, we expect to maintain fewer, larger centers of excellence around the world, enabling our team members to work seamlessly in geographically distributed locations.”

Paul Voelker, Mayor of Richardson
“We are very pleased to be adding RealPage to our established base of innovative, technology-oriented companies, which has contributed to our long-standing global reputation as Texas’ hub of high-tech innovation. It is no accident that Richardson has been extraordinarily successful in this regard, as we have purposefully sought to build and maintain the ideal business environment for the most creative, tech-savvy, business solutions providers. We look forward to welcoming RealPage and its growing employee base to our community and providing them with support as they continue to set the pace in the software-as-a-service sector.”

Bryan Hill, CFO and Treasurer of RealPage
“Our real estate plan underscores our focus to optimize our cost structure. In order to realize this benefit, capital spending will increase during 2015 and 2016 to reflect the finish-out of the new headquarters. However, a substantial portion of the capital improvement will be reimbursed by the landlord. We expect to leverage a more efficient office location footprint to not only support continued employee investment, but also to drive margin expansion over the long term.”

Bill Sproull, president and CEO of the Richardson Chamber of Commerce
“Richardson offers compelling resources that make us home for the world’s leading technology innovators. We have a strongly supportive City, the forward-thinking Metroplex Technology Business Council, and highly trained tech graduates and research synergies through UT-Dallas. We are glad to welcome RealPage to the Telecom Corridor® area.”

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About RealPage
RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage’s on-demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization and resident services solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 10,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit http://www.realpage.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains "forward-looking" statements relating to RealPage, Inc.’s expected, possible or assumed future results and potential growth and plans, including statements regarding the results that may be obtained from the relocation of its corporate headquarters and implementation of its real estate plan, improvements in collaboration and workflow, possible efficiencies to be achieved, expectations regarding workforce expansion and future facility needs, effects on labor and occupancy costs and cost per seat, future capital spending and potential margin improvement. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as "expects," "believes," "plans," or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage, Inc.'s failure to integrate acquired businesses and any future acquisitions successfully; (f) the timing and success of new product introductions by RealPage, Inc. or its competitors; (g) changes in RealPage, Inc.'s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to complete the integration of our LeaseStar products and deliver enhanced functionality on a timely basis; (j) the inability to achieve revenue growth or to enable margin expansion; and (k) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by RealPage Inc., including its Quarterly Report on Form 10-Q previously filed with the SEC on May 8, 2015. All information provided in this release is as of the date hereof and RealPage Inc. undertakes no duty to update this information except as required by law.

Contacts:

For Media and Investor Inquiries
Rhett Butler
972-820-3773
rhett.butler@realpage.com